Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES 2004 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

CAMBRIDGE, Mass., December 8, 2004 – Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the fourth fiscal quarter and the fiscal year ended October 31, 2004. For the quarter, the company reported a net loss of $9.4 million, or $0.16 per common share, compared to a net loss of $13.0 million, or $0.30 per common share, for the corresponding period in 2003. The net loss for the fourth quarter of fiscal 2004 includes an inventory write-down of $2.2 million as discussed below. For the fiscal year, the company reported a net loss of $41.8 million, or $0.83 per common share, compared to a net loss of $47.0 million, or $1.27 per common share, in fiscal 2003.

Revenues
Total revenues for the fourth quarter of fiscal 2004 were $1.8 million, including $1.4 million from the U.S. Army, explained below, and $413,000 from sales of Biopure’s veterinary product Oxyglobin®. Total revenues for the same period in 2003 were $1.2 million, entirely from Oxyglobin sales. For the fiscal year, total Oxyglobin revenues were $2.4 million in 2004 compared to $4.0 million in 2003. Due to fixed manufacturing costs, Biopure expects that costs to produce Oxyglobin will continue to exceed Oxyglobin revenues until the company is able to significantly increase its manufacturing operations by generating substantial sales of Hemopure®, its product under development for human use. To reduce losses, Biopure enacted workforce and other cost reductions in October 2003 and in April and June 2004, significantly reduced sales, marketing and manufacturing expenditures, and is limiting Oxyglobin sales. As a result, the company expects substantially lower Oxyglobin sales for the foreseeable future than it had in fiscal 2003.

During the fourth fiscal quarter of 2004, Biopure received $2.54 million from past congressional appropriations administered by the U.S. Army to reimburse the company for certain trauma development expenses and to prepay for initial Hemopure units to be used in a proposed Phase 2/3 clinical trial in trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting.* Of these funds, $1.36 million was for reimbursement of expenses and has been recorded as revenue for the quarter. The remaining $1.18 million has been recorded as deferred revenue and will be recorded as revenue as the Hemopure units are used in the clinical trial described above.

Cost of revenues was $5.8 million for the fourth quarter of fiscal 2004 compared to $5.5 million for the same period in 2003. For the fiscal year, total cost of revenues was $18.8 million in 2004 compared to $20.9 million in 2003. Cost of revenues includes costs of both Oxyglobin and Hemopure, although Hemopure is not currently being offered for sale.

Hemopure cost of revenues, consisting of the allocation of unabsorbed fixed manufacturing costs, was $4.9 million for the fourth quarter of fiscal 2004 compared to $3.7 million for the same period in 2003. For the fiscal year, Hemopure cost of revenues was $14.4 million in 2004 compared to $14.0 million in 2003. The increases for the quarter and the year are primarily due to a $2.2 million write-down of inventory. Due to uncertainties surrounding the start date of potential Hemopure sales in South Africa, in the fourth quarter Biopure reduced its sales forecast, increased its inventory reserve by $2.2 million and charged this expense to cost of revenues. Excluding this inventory write-down, Hemopure cost of revenues decreased $1.0 million for the quarter and $1.8 million for the fiscal year compared to the same periods last year, primarily due to the workforce and other cost reductions described above. These decreases were partially offset by the reclassification of certain departments’ expenses, charged to research and development in fiscal 2003, to more accurately reflect those departments’ current activities. Those departments’ expenses were $185,000 and $1.3 million for the fourth fiscal quarter of 2004 and the fiscal year, respectively.

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Oxyglobin cost of revenues was $872,000 for the fourth quarter of fiscal 2004 compared to $1.8 million for the same period in 2003. For the fiscal year, Oxyglobin cost of revenues was $4.3 million in 2004 compared to $6.9 million in 2003. The decreases for the quarter and the year were primarily due to the decreased production level and fewer Oxyglobin units sold in 2004.

Expenses
Research and development expenses were $1.8 million for the fourth quarter of fiscal 2004 compared to $3.0 million for the corresponding period in 2003. For the fiscal year, research and development expenses were $9.7 million in 2004 compared to $10.5 million in 2003. The decreases for the quarter and the year were primarily due to lower salary and consulting expenses and to the reclassification of certain departments’ expenses, to cost of revenues and to general and administration, to more accurately reflect those departments’ current activities. Prior to fiscal 2004, these departments were primarily supporting the company’s clinical and regulatory activities. During 2004, these departments primarily supported the company’s manufacturing activities and quality systems. The decreases are partially offset by other increases in clinical and regulatory expenses, including preclinical animal studies, an ongoing Phase 2 clinical trial in Europe in coronary angioplasty patients, and activities associated with the development of a potential trauma indication. Most of the $1.36 million Army reimbursement recorded as revenue in the fourth fiscal quarter, as explained above, related to research and development expenses incurred during fiscal 2004.

Sales and marketing expenses were $140,000 for the fourth quarter of fiscal 2004, compared to $1.9 million for the same period in 2003. For the fiscal year, sales and marketing costs were $2.3 million for 2004 compared with $6.4 million in 2003.

Hemopure-related sales and marketing expenses were $111,000 for the fourth quarter of fiscal 2004 compared to $1.0 million for the same period in 2003. For the fiscal year, Hemopure-related sales and marketing expenses were $1.4 million in 2004 compared to $3.8 million in 2003. Oxyglobin-related sales and marketing expenses were $29,000 for the fourth quarter of fiscal 2004 compared to $811,000 for the same period in 2003. For the fiscal year, Oxyglobin-related sales and marketing expenses were $806,000 compared to $2.7 million in 2003. These decreases are primarily due to the reduction of staff and activities in 2004 consistent with the company’s cost-cutting measures. Past Hemopure marketing activities were primarily related to market research and medical education activities. The company expects Hemopure and Oxyglobin sales and marketing expenses to be significantly lower in fiscal 2005 than in fiscal 2004.

General and administrative expenses were $3.4 million for the fourth quarter of fiscal 2004 compared to $3.9 million for the same period in 2003. For the fiscal year, general and administrative expenses were $14.9 million in 2004 compared to $13.5 million for the same period in 2003. The decrease in expenses for the quarter is mostly due to an $820,000 reduction in severance expenses compared to last year, partially offset by a $196,000 increase in legal fees, a $100,000 increase in non-cash compensation expense and an $88,000 increase in insurance premiums compared to the same period last year. For the fiscal year, the increase in general and administrative expenses was mostly due to a $1.1 million increase in legal expenses, a $422,000 increase in expenses resulting from the reclassification of a department’s expenses in 2004 from research and development to general and administrative, as explained above, and a $407,000 increase in non-cash financing fees compared to last year. These costs were partially offset by a $432,000 reduction in spending on consultants.

Financial Condition
The cost-cutting measures described above reduced Biopure’s cash burn by $11.5 million during the second half of fiscal 2004 compared to the same period in fiscal 2003. At October 31, 2004, the company had cash and cash equivalents of approximately $6.3 million, which management believes is sufficient to fund operations through January 2005. To fund operations through fiscal 2005, Biopure believes it will need to raise an additional $19 million. The company expects its activities and expenditures for the next twelve months to be associated primarily with clinically developing Hemopure for a cardiovascular ischemia indication and for a trauma indication, replying to questions from the U.S. Food and Drug Administration (FDA), conducting preclinical animal studies and maintaining some manufacturing capability.

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Given the need for additional financing during fiscal 2005, Biopure’s management expects that the company’s independent registered public accounting firm, Ernst & Young LLP, will include a going concern modification in its audit opinion on Biopure’s consolidated financial statements for the fiscal year ended October 31, 2004.

Recent Developments

Cardiovascular Ischemia. We recently held telephone conversations with the FDA to discuss the requirements for an investigational new drug (IND) application to clinically develop Hemopure in the United States for the treatment of acute myocardial infarction (AMI). Prior to these discussions, we submitted to the FDA a proposed clinical trial plan, addressed certain previous FDA questions relevant to an AMI indication, and provided interim independent Data Safety Monitoring Board reports from our Phase 2 coronary angioplasty trial in Europe (which has reached 69 percent patient enrollment to date). These discussions pre-empted a meeting with the FDA previously scheduled for December 2004. As part of the support needed for an IND, we have agreed to conduct a new preclinical study expanding upon experiments that are underway in large animal models of AMI.

FDA Issues. In January 2004, the FDA asked us to conduct three preclinical animal studies for its further evaluation of our previously submitted biologics license application (BLA) for a proposed orthopedic surgery indication. We have submitted the final report for one of these studies. The other two studies are completed, and the final reports are being compiled by the study investigators. In addition, we have responded to chemistry, manufacturing and controls (CMC) questions, and we have furnished new tables of clinical data in formats requested by the FDA.

Trauma. Under a research agreement with Biopure, the U.S. Naval Medical Research Center (NMRC) is preparing to file an IND application to conduct a proposed two-stage, randomized, standard-therapy-controlled Phase 2/3 clinical trial of Hemopure in trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting. As part of these preparations, the NMRC is conducting an FDA-requested preclinical animal study of Hemopure in uncontrolled hemorrhage with traumatic brain injury.

In South Africa, patient enrollment in our Phase 2 clinical trial of Hemopure in unstable trauma patients in the hospital setting has reached 20 percent enrollment. At our recommendation, the hospital that is the sole site for this trial has interrupted patient enrollment to address site procedures, not product-related issues. As a result, further enrollment is not expected to occur until early 2005.

New Patent. In November, we were issued a new U.S. patent titled “Method for Improving Oxygen Transport by Stored Red Blood Cells.” We currently hold 25 U.S. and over 60 foreign patents.

Biopure Team. In November 2004, Martin B. Leon, M.D., chairman of the Cardiovascular Research Foundation, became Biopure’s chief medical director on a consulting basis. In October 2004, Kenneth Ouriel, M.D., chairman of the Division of Surgery and the Department of Vascular Surgery at The Cleveland Clinic, joined our Medical Advisory Board. Also in October, Jay B. Pieper, vice president for Corporate Development and Treasury Affairs of Partners HealthCare System, Inc., joined Biopure’s board of directors and became chair of the Board’s audit committee. In addition, Maria S. Gawryl, Ph.D. resigned as senior vice president, Research and Development.

FY2005 First Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the first fiscal quarter ending January 30, 2004, on Thursday, February 19, 2005, before the market opens.

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Biopure Corporation
Biopure Corporation develops and manufactures intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues. The company is developing Hemopure® [hemoglobin glutamer - 250 (bovine)], or HBOC-201, for a potential indication in cardiovascular ischemia and, in collaboration with the U.S. Naval Medical Research Center, for an out-of-hospital trauma indication. The product is approved in South Africa for treating surgery patients who are acutely anemic and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer - 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. Completion of the proposed Phase 2/3 clinical trial of Hemopure in trauma patients in the out-of-hospital setting may be contingent upon further funding. Statements such as those regarding the prospect that the company’s cash on hand should fund operations through January 2005 and regarding the Naval Medical Research Center’s plan to conduct a proposed trauma trial of Hemopure, as well as others, are forward-looking statements. Actual results may differ materially from those projected in these forward-looking statements due to substantial risks and uncertainties regarding the company’s operations and business environment. These risks include, without limitation, uncertainties regarding the company’s cash requirements, unexpected costs and expenses, insurance coverage, and possible delays and unforeseen costs related to clinical trials and regulatory approvals. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including in the amendment to the company’s registration statement filed on November 16, 2004, and in the Form 10-Q filed on September 13, 2004, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.

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* $5,102,900 is from Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2004	2003	2004	2003
Total revenues	$1,774	$1,152	$3,750	$4,019
Cost of revenues	5,798	5,476	18,776	20,905

Gross loss	(4,024)	(4,324)	(15,026)	(16,886)
Operating expenses:
Research and development	1,845	3,042	9,746	10,504
Sales and marketing	140	1,856	2,253	6,447
General and administrative	3,433	3,882	14,922	13,475

Total operating expenses	5,418	8,780	26,921	30,426

Loss from operations	(9,442)	(13,104)	(41,947)	(47,312)
Other income, net	38	100	167	270

Net loss	$(9,404)	$(13,004)	$(41,780)	$(47,042)

Basic and diluted net loss per common share	$(0.16)	$(0.30)	$(0.83)	$(1.27)

Weighted-average common shares outstanding	59,958	43,916	50,097	36,952

Actual common shares outstanding at October 31, 2004 were 69,952.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2004	October 31, 2003
Assets
Total current assets (1)	$12,693	$37,842
Net property and equipment	31,400	36,861
Other assets	910	10,922

Total assets	$45,003	$85,625

Liabilities and stockholders’ equity
Total current liabilities	$3,989	$7,259
Long term debt	—	9,847
Deferred revenue	1,177	—
Deferred compensation	121	142

Total liabilities	5,287	17,248

Accumulated Deficit	470,453	428,673
Total stockholders’ equity	39,716	68,377

Total liabilities and stockholders’ equity	$45,003	$85,625

(1) Includes cash and cash equivalents totaling $6.3 million and $26.9 million at October 31, 2004 and October 31, 2003, respectively.